(a)(10.1)

                        AIR PRODUCTS AND CHEMICALS, INC.
                           1997 Annual Incentive Plan
                As Amended and Restated Effective 1 January 2000


                             1. PURPOSES OF THE PLAN

     The purposes of this Plan are to attract, motivate and retain high caliber people and to provide meaningful individual and group incentives within Air Products and Chemicals, Inc. (the "Company") and Participating Subsidiaries.

                          2. ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Management Development and Compensation Committee (the "Committee") of the Company's Board of Directors or such other committee thereof consisting of such members (not less than three) of the Board of Directors as are appointed from time to time by the Board and who are not eligible and have not been eligible within a period of one year prior to the date of such appointment to receive any award under this Plan.

     The Committee shall have all necessary powers to administer and interpret the Plan, such powers to include exclusive authority (within the limitations described in the Plan) to select the employees to whom awards will be granted under the Plan and determine the amount of any award to be made to any employee. In order to assist it in selecting employees and determining the amount of any award to be given to each employee selected, as aforesaid, the Committee may take into consideration recommendations from the appropriate officers of the Company and of each Participating Subsidiary with respect to awards to be given to eligible employees of the Company and of each such Participating Subsidiary, respectively.

     The Committee shall have full power and authority to adopt such rules, regulations and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all action taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any employee of the Company or any Subsidiary.

                        3. ELIGIBILITY FOR PARTICIPATION

     Participants in the Plan shall be selected by the Committee from among key employees of the Company and Participating Subsidiaries. The term "employee" shall mean any person employed full-time by the Company or a Participating Subsidiary on a salaried basis and the term "employment" shall mean full-time salaried employment by the Company or a Subsidiary. Employees who participate in other incentive or benefit plans of the Company or of any Participating Subsidiary may also participate in this Plan.

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     Awards under the Plan are for services rendered during a Fiscal Year, based on the performance of the Company during that Fiscal Year. No employee shall be eligible to receive an award under the Plan for a particular Fiscal Year unless the employee is in the employment of the Company or a Participating Subsidiary on the last day of that Fiscal Year, provided, however, that an employee whose employment with the Company or a Participating Subsidiary terminates during but before the end of a Fiscal Year on account of (i) Retirement, Disability or death, (ii) in connection with a divestiture of facilities, assets or businesses, elimination of positions, or a reorganization or reduction in the work force of the Company or a Participating Subsidiary, (iii) because of the commencement of part-time employment with or leave of absence from the Company or a Subsidiary, or (iv) on or following a Change in Control, and who at the time of such termination of employment was eligible to participate in the Plan, shall be eligible to receive an award under the Plan for such Fiscal Year.

                                    4. AWARDS

     (a) Prior to the end of each Fiscal Year, the Committee shall determine whether awards shall be made under the Plan for that Fiscal Year and, if so, fix the classes of employees eligible to receive awards based upon job grade and salary levels, the proportions of the awards to be paid in cash and in common stock of the Company ("Common Stock"). The Committee shall establish a basis or schedule for determining the total amount of awards and for determining a minimum aggregate dollar amount of awards for employees of the Company and of each domestic Participating Subsidiary designated by the Committee who have elected not to defer such awards that might be granted to them and such other procedures for the making of the awards as the Committee may deem desirable.

     (b) The basis (schedule) established under subparagraph (a) for determining the amount of awards may be based on variable factors established by the Committee from time to time, provided that the variables used to determine an amount for a particular Fiscal Year must be capable of being fixed and ascertainable as of the last day of such Fiscal Year. The minimum amount established under subparagraph (a) shall become an accrued liability of the Company on the last day of the Fiscal Year. The amounts of awards to be granted to particular employees of the Company and of the designated domestic Participating Subsidiaries within the eligible classes may be determined after the close of the Fiscal Year under procedures established by the Committee.

     (c) The Committee shall, in approving the grant of awards to particular employees for any Fiscal Year, take into consideration (i) the performance of the Company and of each Participating Subsidiary for the Fiscal Year based upon such measure or measures of performance as the Committee shall select and
(ii) as between Participants, the contribution of the Participant during the Calendar Year to the success of the Company or the Participating Subsidiary by which such person is employed, including his or her position and level of responsibility, the achievements of his or her division, group, department or other subdivision, and the recommendations of his or her superiors. No award or awards may be granted to any

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Participant for the same Fiscal Year having an aggregate value in excess of 150%
of such Participant's annualized base salary rate at the end of, or at the time of any earlier cessation of eligible employment during, the Fiscal Year.

     (d) The Committee shall have complete discretion with respect to the determination of the employees to whom awards shall be made.

     (e) Upon final approval by the Committee of awards to particular Participants, awards shall be payable in cash or Common Stock or both and in such amounts and proportions with respect to any Participant as the Committee shall, in its discretion, determine. Except as provided herein for deferred payment awards, the number of shares of Common Stock to be delivered in payment of awards or portions of awards determined to be payable in such form shall be determined by dividing the amount of the award to be so paid by the value of a share of Common Stock determined as provided in paragraph 8(f) as of the date the Committee approves the grant of the award to the Participant.

     (f) Notwithstanding any other provisions of this Plan to the contrary, following or in connection with a Change in Control the Committee may, in its sole discretion, determine to pay awards for the portion of the current Fiscal Year preceding the Change in Control; provided, however, that no such award shall have an aggregate value which exceeds 150% of that Participant's annualized base salary rate immediately prior to the Change in Control. The Committee shall determine in that connection the classes of employees eligible to receive awards based upon job grade and salary levels, the amounts of awards to be made with respect to particular employees within the eligible classes for said partial Fiscal Year, and the proportions of the awards to be paid in cash and in Common Stock and shall undertake such other procedures for the making of the awards as the Committee may deem desirable. Such awards shall be due and payable to Participants within thirty days following the Committee's determination to pay said awards under this paragraph 4(f) or at such earlier date as the Committee shall determine, but in no event earlier than the occurrence of a Change in Control.

                          5. FORM AND PAYMENT OF AWARDS

     (a) Subject to the provisions of this paragraph 5 relating to deferred payment awards, awards for a particular Fiscal Year shall be distributed as soon as feasible in cash or shares of Common Stock or both and, once announced by or for the Committee to the Participant, shall not be subject to forfeiture for any reason, whether or not payable immediately or as a deferred payment award; provided, however, that any award for a Fiscal Year will be paid to the Participant only if the Participant is employed by the Company or a Participating Subsidiary on the last day of the Fiscal Year, except as otherwise permitted by paragraph 3.

     (b) At the discretion of the Committee, or the election of the Participant as permitted by paragraph 5(c), payment of all or a portion of an award to any Participant may be deferred until termination of the Participant's employment with the Company or a Subsidiary, under such restrictions and terms as the Committee may establish, including those set forth below in this

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paragraph 5. The deferred payment award will be payable in cash; provided that, at the discretion of the Committee, or at the election of the Participant in accordance with paragraph 5(d), a deferred award may be payable in Common Stock. Deferred awards payable in Common Stock shall be credited on the books of the Company as provided in paragraph 5(d) and entitled to Dividend Equivalents as provided in paragraph 6. Deferred awards payable in cash shall be credited to an account which shall accumulate interest at such rate and under such conditions as the Committee shall determine ("Deferred Cash Account").

     (c) Any U.S. employee eligible to participate in the Plan may elect prior to the end of the second quarter of any Fiscal Year as to which an award may be granted to such employee, that all or a part of an amount to be awarded to him or her for such Fiscal Year shall be in the form of a deferred payment award. Once an employee elects a deferred payment award for the Fiscal Year, this election will be binding on both the employee and the Company with respect to any award the employee is granted for the Fiscal Year, except that if the amount that can be deferred as designated by the Committee under paragraph 4(a) is not sufficient to fund all of the deferrals elected, a pro rata reduction shall be made in each electing Participant's deferred award and any excess shall be paid out currently.

     (d) While he or she is employed by the Company, a U.S. Participant may elect, at the times and in the manner determined by the appropriate officers of the Company, to have all or a portion of his or her deferred payment awards credited to an account deemed to be invested in Common Stock (the "Deferred Company Stock Account"). The Company shall credit the Deferred Company Stock Account with that number of whole units obtained by dividing the amount of such deferred payment awards to be credited to the Account by the Fair Market Value of a share of Common Stock on the date credited to the Deferred Company Stock Account (with the units thus calculated herein referred to as "deferred company stock units"). Any excess shall be credited to the Participant's Deferred Cash Account. For purposes of the Plan, Fair Market Value of a share of Common Stock on any date (the "valuation date") shall be equal to the closing sales price on the New York Stock Exchange, as reported on the composite transaction tape, for such date, or, if no sales were quoted on such date, on the most recent preceding date on which sales were quoted. Amounts credited to the Deferred Company Stock Account may not be converted back to a Deferred Cash Account. Dividend Equivalents accumulated on a Participant's Deferred Company Stock Account shall be credited to his or her Deferred Cash Account as provided in
Section 6 and shall accumulate interest therein as provided in paragraph 5(b) above.

     (e) Distribution of a Participant's deferred payment award and earnings thereon to the Participant shall, at the election of the Participant, be paid in a single distribution or in substantially equal annual installments commencing in such year following the Participant's termination of employment as is elected by the Participant; provided, however, that no payment shall be made more than ten (10) calendar years after such termination of employment. Amounts credited to a Participant's Deferred Cash Account shall be distributed in cash. Amounts credited to a Participant's Deferred Company Stock Account shall be distributed in whole shares of Common Stock equal to the number of deferred company stock units to be distributed.

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Installment distributions shall be comprised of amounts from a Participant's
Deferred Cash Account and Deferred Company Stock Account in the proportion that the value of each such Account bears to the total value of the Participant's deferred payment awards at the time of the distribution, rounded to eliminate fractional shares. Distribution will be made or begin as soon as practicable following the end of the calendar year during which the Participant's termination of employment occurs or in January of any subsequent year, in accordance with the Participant's election as to form and time of payout which is effective as of the date of termination or which becomes effective under paragraph 5(f) below prior to the first scheduled payment under the election effective at the time of termination. Deferred payment awards will continue to accumulate Dividend Equivalents or interest, as appropriate, until completely distributed.

     (f) A Participant shall make an election with respect to form and time of payout of all of his or her deferred payment awards at the time of his or her initial election to defer payment as described in paragraph 5(c) above which shall be effective immediately. While he or she is employed by the Company or a Subsidiary, a Participant may change his or her election in regard to the form and time of commencement of distributions of his or her deferred payment awards, provided that such election is made in a form and manner satisfactory to the appropriate officers of the Company. Such a change in election will become effective on the one-year anniversary of the date it is received by the Company, provided that, in the event of termination prior to the date an election becomes effective, the election shall not become effective if the first scheduled payment under the election in effect at the time of termination is due prior to such one-year anniversary. A change in election, when effective, shall supersede all prior elections and shall apply to all of the Participant's deferred payment awards, including all prior and future awards until a later election becomes effective.

     (g) Deferred payment awards shall be subject to the following further conditions and restrictions:

          (i) If a Participant dies prior to receiving his or her entire award, the undelivered portion of any such award shall be paid to his or her Designated Beneficiary or, if none, to his or her legal representative at such times and in such manner as if such Participant were still living (or on such accelerated basis as the Committee may determine).

          (ii) The Committee may authorize an acceleration of the delivery date of a portion or all of an undelivered award, related Dividend Equivalents and interest, in the case of a hardship arising from causes beyond the Participant's control; provided that the accelerated payment in such a case must be limited to an amount necessary to meet such hardship. Upon a Change in Control, the delivery date of all deferred payment awards shall be automatically accelerated and said deferred payment awards and related Dividend Equivalents and interest shall be due and payable to Participants immediately.

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                                  6. DIVIDENDS

     (a) Following the declaration of a cash dividend on the Common Stock, each Participant who has a Deferred Company Stock Account shall be credited with an amount equal to the cash dividends ("Dividend Equivalents") which would have been paid if the deferred company stock units credited to such Account on the record date for such dividend had been issued and outstanding shares of Common Stock. Such Dividend Equivalents shall be credited to such Participant's Deferred Cash Account effective no later than the last day of the fiscal quarter in which the payment date for such dividend occurred.

     (b) Following the declaration of a dividend payable in Common Stock, a Participant's Deferred Company Stock Account shall be credited with additional deferred company stock units equivalent to the number of shares of Common Stock which would have been delivered if the deferred company stock units credited to such Account on the record date for such dividend had been issued and outstanding shares of Common Stock. Such additional deferred company stock units shall be credited to each Participant's Deferred Company Stock Account effective no later than the last day of the fiscal quarter in which the payment date for such dividend occurred.

     (c) No cash dividends shall be paid on awards payable immediately after the Fiscal Year for which granted ("Current Awards") which are payable in shares of Common Stock. However, when such shares of Common Stock are delivered to the Participant, the Company shall pay to the Participant an amount in cash which shall be equal to the cash dividends, if any, ("Dividend Equivalents") which would have been paid if the shares of Common Stock had been issued and outstanding since the grant of the award. No interest shall be paid on any such Dividend Equivalent or any part thereof.

     (d) In the event of a declaration of a dividend payable in Common Stock, the record date for which occurs after the date of the grant of a Current Award payable in Common Stock but prior to the date of delivery of shares of Common Stock to the Participant, such Current Award shall be increased by such additional number of shares which would have been delivered if the shares of Common Stock had been issued and outstanding since the grant of the award.


                        7. DILUTION AND OTHER ADJUSTMENTS

     Notwithstanding any other provision of the Plan, in the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change including without limitation in connection with a Change in Control, an equitable adjustment shall be made, as determined by the Committee (but subject to the provisions of the first subparagraph of paragraph 9), in (a) the kind of shares subject to the Plan or the maximum number of shares which may be awarded to any one employee,
(b) any other aspect or aspects of the Plan or outstanding awards granted thereunder as specified by the

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Committee or (c) any combination of the foregoing. Such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.

                           8. MISCELLANEOUS PROVISIONS

     (a) No recipient of an award shall have any rights as a Company shareholder with respect thereto unless and until the date as of which certificates for shares of Common Stock are issued in payment of such award.

     (b) A Participant's rights and interests under the Plan may not be assigned or transferred except, in the case of the Participant's death, to his or her Designated Beneficiary or, in the absence of such designation, by will or the laws of descent and distribution.

     (c) No shares of Common Stock shall be issued or distributed under the Plan unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Committee and the Company.

     (d) The Company shall have the right to deduct from awards hereunder paid in whole or in part in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such cash awards. In the case of awards to be paid by the distribution of Common Stock, the Company shall have the right to require, as a condition of such distribution, that the Participant or other person receiving such Common Stock either (i) pay to the Company at the time of distribution thereof the amount of any such taxes which the Company is required to withhold with respect to such Common Stock or (ii) make such other arrangements as the Company may authorize from time to time to provide for such withholding including without limitation having the number of the shares of Common Stock to be distributed reduced by an amount equal in value to the amount of such taxes required to be withheld. The obligation of the Company to make delivery of awards in cash or in Common Stock shall be subject to currency or other restrictions imposed by any government.

     (e) No full- or part-time employee of the Company or a Subsidiary or other person shall have any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any such employee any right to be retained in the employ of the Company or a Subsidiary, it being understood that all Company and Subsidiary employees who have or may receive awards under this Plan are employed at the will of the Company or such Subsidiary and in accord with all statutory provisions.

     (f) Distribution of shares of Common Stock in payment of awards under this Plan may be made either from shares of authorized but unissued Common Stock reserved for such purpose by the Board of Directors or from shares of authorized and issued Common Stock reacquired by the Company and held in its treasury or held under the Company's Flexible Employee Benefits Trust, as from time to time determined by the Committee, the Board or pursuant to delegations of authority from either. Such shares shall be valued on any date set forth herein (or, if such date is not expressly set forth herein, on such date or dates as may be

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determined by the Committee, but not earlier than five trading days prior to the date for which the determination is being made) at the closing sales price on the New York Stock Exchange, as reported on the composite transaction tape, or on such other exchange as the Committee may determine.

     (g) The costs and expenses of administering this Plan shall be borne by the Company and not charged to any award nor to any employee or Participant receiving an award. However, the Company may charge the cost of any awards made to employees of Participating Subsidiaries, including administrative costs and expenses related thereto, to the respective Participating Subsidiaries by which such persons are employed.

     (h) In addition to terms defined elsewhere herein, the following terms as used in this Plan shall have the following meanings:

          "Act" shall mean the Securities Exchange Act of 1934 as amended from time to time.

           "Change in Control" shall mean the first to occur of any one of the events described below:

            (i) Stock Acquisition. Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Act), other than the Company or a corporation, a majority of whose outstanding stock entitled to vote is owned, directly or indirectly, by the Company, or a trustee of an employee benefit plan sponsored solely by the Company and/or such a corporation, is or becomes, other than by purchase from the Company or such a corporation, the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities. Such a Change in Control shall be deemed to have occurred on the first to occur of the date securities are first purchased by a tender or exchange offeror, the date on which the Company first learns of acquisition of 20% of such securities, or the later of the effective date of an agreement for the merger, consolidation or other reorganization of the Company or the date of approval thereof by a majority of the Company's shareholders, as the case may be.

            (ii) Change in Board. During any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless the election or nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Such a Change in Control shall be deemed to have occurred on the date upon

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            which the requisite majority of directors fails to be elected by the shareholders of the Company.

            (iii) Other Events. Any other event or series of events which, not withstanding any other provision of this definition, is determined, by a majority of the outside members of the Board of Directors of the Company serving in office at the time such event or events occur, to constitute a change in control of the Company for purposes of this Plan. Such a Change in Control shall be deemed to have occurred on the date of such determination or on such other date as such majority of outside members of the Board shall specify.

            "Designated Beneficiary" shall mean the person or persons last designated as such by the Participant on a form filed by him or her with the Committee in accordance with such procedures as the Committee shall approve, provided, however, that in the absence of the filing of such a form with the Company the Designated Beneficiary shall be the person or persons who are the Participant's beneficiary or beneficiaries of the Company's basic life insurance.

            "Disability" shall mean permanent and total disability of an employee participating in the Plan as determined by the Committee in accordance with uniform principles consistently applied, upon the basis of such evidence as the Committee deems necessary and desirable.

            "Fiscal Year" shall mean the twelve-month period used as the annual accounting period by the Company.

            "Participant" shall mean, as to any award granted under this Plan and for so long as such award is outstanding, the employee to whom such award has been granted.

            "Participating Subsidiary" shall mean any Subsidiary designated by the Committee to participate in this Plan which Subsidiary requests or accepts, by action of its board of directors or other appropriate authority, such designation.

            "Retirement' shall mean separating from service with the Company or a Subsidiary with the right to begin receiving immediate pension benefits under the Company's Pension Plan for Salaried Employees or under another defined benefit pension plan sponsored or otherwise maintained by a Subsidiary for its employees, in either case as then in effect or, in the absence of the Pension Plan or such other pension plan being applicable to any Participant, as determined by the Committee in its sole discretion.

            "Subsidiary" shall mean any domestic or foreign corporation, partnership, association, joint stock company, trust or unincorporated organization affiliated with the Company whether or not controlling, controlled by or under common control with the Company.

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                          9. AMENDMENTS AND TERMINATION

     The Committee may at any time terminate or from time to time amend or suspend this Plan in whole or in part; provided, however, that no such amendment shall, without the consent of the Participant to whom an award has already been granted hereunder, operate to annul such award.

     Unless approved by a vote of a majority of the shares present and entitled to be voted at a meeting of shareholders, no amendment shall be effective to increase the maximum amount which may be awarded to any individual for the same Fiscal Year, except as otherwise provided in paragraph 7.

            10. EFFECTIVE DATE, PAST AMENDMENTS AND TERM OF THE PLAN

     This Plan, previously denominated the "Air Products and Chemicals, Inc. 1979 Incentive Compensation Plan", became effective for the Fiscal Year commencing on October 1, 1978 for awards to be made for years to and including Fiscal Year 1983, following approval by a majority of those present at the January 19, 1978 annual meeting of shareholders of the Company and entitled to vote thereon. The Plan was thereafter amended as permitted by its terms effective October 1, 1982 by action of the Board of Directors.

     The Plan, as amended effective October 1, 1983, was continued in effect indefinitely until terminated, amended or suspended as permitted under paragraph 9 following approval by the holders of a majority of the outstanding shares of Common Stock of the Company at the January 26, 1984 annual meeting of shareholders of the Company. The Plan was thereafter amended as permitted by its terms effective March 1, 1986, October 1, 1986, July 15, 1987 and October 1, 1989 by action of the Committee. The Plan was renamed the 1990 Annual Incentive Plan and restated effective as of October 1, 1989. The Plan, as set forth herein, was renamed the 1997 Annual Incentive Plan, amended and restated effective as of October 1, 1996. The Plan was thereafter amended as permitted by its terms effective as of April 1, 1998 and effective as of January 1, 2000 by action of the Committee.


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